EXHIBIT 99.4

OFFER TO EXCHANGE

0.78 of a Share of

Common Stock of

Networks Associates, Inc.

for each Share of

Class A Common Stock of

McAfee.com Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

EASTERN TIME, ON JULY 30, 2002 UNLESS THE OFFER IS EXTENDED.

July 2, 2002

To Our Clients:

      Enclosed for your consideration is the Prospectus dated July 2, 2002 (the “Prospectus”) of Networks Associates, Inc. (“Network Associates”), which together with any amendments and supplements thereto and the related Letter of Transmittal (the “Letter of Transmittal”), constitute the offer (the “Offer”) of McAfee.com Holdings Corporation, a wholly-owned subsidiary of Network Associates (“McAfee.com Holdings”), to exchange 0.78 of a share of the common stock, par value $.01 per share, of Network Associates (“Network Associates Common Stock”) for each share of Class A common stock, par value $.001 per share, of McAfee.com Corporation (“McAfee.com Common Stock”) that is validly tendered by the Expiration Date and not withdrawn or deemed withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal. See “Summary” and “The Offer” in the Prospectus. Capitalized terms used herein have the same meanings as in the Prospectus.

      The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Time, on July 30, 2002 (the “Expiration Date”), unless extended in accordance with applicable law and the terms of the Offer, in which event the term “Expiration Date” shall mean the latest time and date to which the Offer, as extended, shall expire.

      THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF MCAFEE.COM COMMON STOCK HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. A TENDER OF SUCH SHARES OF MCAFEE.COM COMMON STOCK MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES OF MCAFEE.COM COMMON STOCK HELD BY US FOR YOUR ACCOUNT.

      Accordingly, we request instructions as to whether you wish us to tender any or all such shares of McAfee.com Common Stock held by us for your account, pursuant to the terms and conditions set forth in the Offer.

      Your attention is invited to the following:

1. The consideration per share of McAfee.com Common Stock will be 0.78 of a share of Network Associates Common Stock as described in the Prospectus.

2. The Offer is being made for all outstanding shares of McAfee.com Common Stock.

3. The Offer is subject to the satisfaction of certain conditions, as described in the Prospectus, which you should review in detail. See “Conditions of the Offer” in the Prospectus.

4. The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Time, on July 30, 2002 unless the Offer is extended.

5. You will not receive any fractional shares of Network Associates Common Stock. Instead, the Exchange Agent, acting as your agent, will aggregate any such shares to be issued in the Offer and sell them in the open market and distribute any cash proceeds to you on a pro rata basis.

      The Offer is made solely by the Prospectus and the related Letter of Transmittal and any amendments and supplements thereto and is being made to all McAfee.com stockholders. McAfee.com Holdings is not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with applicable law. If McAfee.com Holdings becomes aware of any jurisdiction where the making of the Offer or acceptance thereof would not be in compliance with any valid applicable law, McAfee.com Holdings will make a good faith effort to comply with such law. If, after such good faith effort, McAfee.com Holdings cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, McAfee.com stockholders in any such jurisdiction.

      If you wish to have us tender any or all of your shares of McAfee.com Common Stock, please so instruct us by completing, executing and returning to us the attached instruction form. An envelope to return your instructions is enclosed. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. IF YOU AUTHORIZE THE TENDER OF YOUR SHARES OF MCAFEE.COM COMMON STOCK, ALL SUCH SHARES WILL BE TENDERED UNLESS OTHERWISE SPECIFIED ON THE ATTACHED INSTRUCTION FORM.

Instructions with Respect to the Offer to Exchange 0.78 of a

Share of Network Associates Common Stock

for each Share of McAfee.com Class A Common Stock

       I acknowledge receipt of your letter and the enclosed Prospectus dated July 2, 2002 (the “Prospectus”) of Networks Associates, Inc. (“Network Associates”), which together with any amendments and supplements thereto and the related Letter of Transmittal (the “Letter of Transmittal”), constitutes the offer (the “Offer”) of McAfee.com Holdings Corporation, a wholly-owned subsidiary of Network Associates (“McAfee.com Holdings”) to exchange 0.78 of a share of the common stock, par value $.01 per share, of Network Associates (“Network Associates Common Stock”) for each share of Class A common stock, par value $.001 per share, of McAfee.com Corporation (“McAfee.com Common Stock”) that is validly tendered by the Expiration Date and not withdrawn or deemed withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal. See “Summary” and “The Offer” in the Prospectus. Capitalized terms used herein shall have the same meanings as in the Prospectus.

      This will instruct you to tender the number of shares of McAfee.com Common Stock indicated below (or, if no number is indicated below, all shares) held by you for my account, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

Number of Shares of McAfee.com Common Stock
to be tendered: (1)

Sign Here:
Shares Account Numbers: Dated: , 2002	Signature(s) Please Type or Print Name(s) Here: Please Type or Print Address(es): Area Code and Telephone Number Taxpayer Identification or Social Security Number(s)

(1)	Unless otherwise indicated, it will be assumed that all shares of McAfee.com Common Stock held by us for your account are to be tendered.